UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, 11th Floor

New York, NY 10010

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2011 David Reese resigned as a director of Augme Technologies, Inc. (the “Company”).  While a director, Mr. Reese served as a member of the Audit Committee.  Upon his resignation, the Company’s Board of Directors agreed to the immediate vesting of options held by Mr. Reese to purchase 200,000 shares of the Company’s common stock at an exercise price of $2.85 per share.  The right to exercise the options will expire on January 4, 2016.  In addition, the Company confirmed that Mr. Reese will be entitled, during the six month period following his resignation, to receive a flat fee equal to 1% of the net aggregate consideration received by the Company in the event of a change of control transaction.  This right was originally granted to him by the Company in the offer letter dated January 4, 2011.

On November 2, 2011 the Company’s Board of Directors appointed Ernest W. Purcell as a director.  Mr. Purcell will serve on the Audit Committee.

In conjunction with his appointment as a director, the Company has issued a 5-year option to Mr. Purcell for the purchase of 300,000 shares of the Company’s common stock at an exercise price of $2.69.  The right to purchase the common stock vests at a rate of 1/36th per month.  During his service as a director, Mr. Purcell will also receive, at the end of each fiscal quarter, a 5-year option to purchase 6,000 shares of the Company’s common stock.  The exercise price will be equal to the 10-day trailing average closing price of a share of common stock (from the last day of the quarter) with respect to the quarter to which the grant relates, and shall have the same vesting period and term as described above.  In addition, during his term as a director and for the six month period following his resignation, in the event of a change of control transaction or a transaction in which Mr. Purcell participates and which realizes the monetization of the Company’s intellectual property (either through a settlement agreement, a license agreement not entered into in the ordinary course of the Company’s business or an asset sale), Mr. Purcell will be entitled to receive a flat fee equal to 1% of the net aggregate consideration received by the Company.

Mr. Purcell is a Senior Managing Director of Houlihan Lokey.  The Company has, in the past, and the Company may, in the future, retain Houlihan Lokey for corporate finance and financial advisory services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated November 4, 2011

Augme Technologies, Inc. (Registrant)

By:	/s/ Paul R. Arena
Paul R. Arena Chief Executive Officer